Code of Business Conduct
for
Protective Life Corporation

and all of its subsidiaries and affiliates
Revised February 28, 2022

You have a responsibility to report any suspected violations of this Code. A suspected violation could be a situation that you observe or a situation that is brought to your attention by someone else.
Suspected violations must be reported promptly to at least one of the following:

•The Chief Compliance Officer, Scott Creutzmann, at (205) 268-8797 or scott.creutzmann@protective.com
•The Chief Legal Officer, Mark Drew, at (205) 268-4941 or mark.drew@protective.com
•The Chief Human Resources Officer, Wendy Evesque, at (205) 268-5697 or wendy.evesque@protective.com
•The Human Resources Compliance Officer, Kristi Smith, at (205) 268-6145 or kristi.smith@protective.com
•The Code of Business Conduct telephone hotline at (205) 268-CODE (2633) or (800) 421-3564 (you may communicate to the telephone hotlines anonymously).
•The Code of Business Conduct report form (you may communicate using the form anonymously).

Table of Contents

Our Values     1
A Statement of Our Ethical Principles     2
A Statement of Our Principles of Ethical Market Conduct    2
Obtaining Guidance About Ethical Concerns    2
Exceptions    2
Compliance and Speaking Up    3
Compliance with the Code    3
Individual Judgment and Questions to Ask Yourself    3
Speak Up and Report Suspected Violations    3
Penalty for Violations    4
Waivers of the Code of Business Conduct    4
Conducting the Company’s Business    4
Business Relationships    4
Dealing with Each Other    4
Dealing with Customers    5
Dealing with Producers and Agents    5
Dealing with Suppliers    5
Dealing with Regulators    5
Dealing with Public Officials and Employees    6
Doing Business with Any Government    6
Interacting with Public Officials and Employees    6
Political Contributions, Political Fundraising and Political Activity at Work    7
Dealing with Auditors    8
Engaging in Business Outside the United States 8
Dealing with News Media, Investors or the Public    8
Dealing with Adverse Parties    8
Avoiding Conflicts of Interest    8
Your Private Interests    8
Gifts, and Entertainment    9
Corporate Opportunity    10
Disparagement    11
Industrial Espionage    11
Prevention of Fraud    11
Appropriate Use and Safeguarding of Company Property    11
Confidential Information    12
Use of Software    13
Use of Company Systems and Devices    13
Accurate Records, Reporting and Disclosure    13
Accounting and Auditing Matters    14
Third-Party Workers     14
Complying with Laws    15
In General    15
Antitrust Laws    15
Securities Laws     16
Prohibitions on Employment in the Insurance Industry    16
Charitable Contributions     16

Our Values

We are on a mission to help more people achieve the sense of protection and security they deserve. With drive and heart, we make the most of every opportunity to help more people. It's who we are and who we've always been, protecting people for over 110 years. It's simply our duty and responsibility to put people first — that will never change. If you're working for us, with us or using our products: you're a protector.

Four core values guide us in all that we do: Do the Right Thing, Serve People, Build Trust, and Aspire for Better. We serve with integrity and honesty, treating each of our customers the way we would like to be treated.

Each of us is responsible for the integrity of the Company, and each of us must be willing to raise ethical concerns. People in management positions have a special responsibility to demonstrate high ethical standards and to create an environment that requires ethical behavior.

This Code is intended to assist us in making the right choices. These same rules apply to everyone in the Company: employees, senior management and our Board of Directors.
However, the Code cannot cover every situation. You should be guided by the spirit of the guidelines as well as the language, and you should get help whenever you are in doubt.

Remember, the accomplishment of the Company's mission and the fulfillment of the Company’s commitment to all those we serve are dependent on each of us applying high ethical standards to whatever we do for the Company.

A Statement of Our Ethical Principles

•We will deal fairly and honestly with all people and treat each as we would expect each to treat us if the situation were reversed.
•We will respect the dignity of each individual.
•We will maintain an environment where people may raise ethical concerns without fear.
•We will undertake only those business activities that will withstand public ethical scrutiny and our own standards of integrity.
•We will disclose any conflict of interest we may have regarding our responsibilities to the Company and remove the conflict where required.
•We will not pursue any business opportunity in violation of the law or these principles.

A Statement of Our Principles of Ethical Market Conduct

In addition to the Company’s ethical principles, we fully support the following principles of ethical market conduct:

•We will conduct business according to high standards of honesty and fairness and will render that service to our customers which, in the same circumstances, we would apply to or demand for ourselves.
•We will provide competent and customer-focused sales and service.
•We will engage in active and fair competition.
•We will provide advertising and sales materials that are clear as to purpose and honest and fair as to content.
•We will provide for fair and expeditious handling of customer complaints and disputes.
•We will maintain a system of supervision and review that is reasonably designed to achieve compliance with these principles of ethical market conduct.

Obtaining Guidance About Ethical Concerns

We all share a responsibility for the Company’s integrity and reputation. It may take courage to raise an ethical issue; however, the Company expects this of you, considers it an important responsibility of yours, and our management will support you in carrying out your responsibility.

When you have an ethical concern, the best thing to do is to discuss it with your manager or any other appropriate person in the Company. Compliance (which is part of our Legal Department) and our Human Resources Department provide regular support to all areas of the Company on ethical issues. Compliance and Human Resources are always available to provide you with guidance.

Exceptions
No set of guidelines, including this Code, can cover all the situations you may encounter, and there may be situations in which exceptions are appropriate. If you encounter a situation where the application of a rule or principle contained in this Code seems inappropriate, talk to your manager about it. Your manager can consult with the appropriate approval authority to determine if an exception is in order. In case of doubt as to approval authority, the Chief Compliance Officer should be consulted.

Compliance and Speaking Up

Compliance with the Code
Compliance with this Code is essential to being true to the Company’s vision and values. The Company will insist on compliance. You are responsible for understanding and complying with these requirements. Your manager is responsible for assisting you.

Individual Judgment and Questions to Ask Yourself
Even though this Code provides you with general guidance and your manager, Compliance, and Human Resources are available to help you, you ultimately must depend on your own individual judgment in deciding on the correct course of action. As you consider a particular situation, ask yourself these questions:

•Is my action consistent with approved Company practices?
•Is my action consistent with the Company's preeminent values?
•Does my action avoid any appearance of conflict of interest or impropriety?
•Can I in good conscience defend my action to my supervisor, to other employees, and to the general public?
•Does my action meet my personal code of behavior?
•Does my action conform to the spirit of these guidelines?
•Is my action the “right thing” to do?

If the answer to any of these questions is “no,” you should reconsider your course of action or seek guidance from your manager, Compliance or Human Resources before you act.

Be careful about substituting collective judgment for your individual judgment. Ask yourself: “What specifically am I being asked to do? Does it seem unethical or improper for me to take that action?” Use your good judgment and common sense. If something would seem unethical or improper to a reasonable person, it probably is.

Speak Up and Report Suspected Violations
You have a responsibility to speak up and report any suspected violations of this Code. A suspected violation could be a situation that you observe or a situation that is brought to your attention by someone else. If you aren’t sure whether a situation rises to the level of a Code violation, talk to your manager or to one of the people listed below. If you report an action to your manager and suspect that it may be a Code violation, you should make sure that you or your manager report it to one of the appropriate contacts for Code violations.

Suspected violations must be reported promptly to at least one of the following:

•The Chief Compliance Officer, Scott Creutzmann, at (205) 268-8797 or scott.creutzmann@protective.com
•The Chief Legal Officer, Mark Drew, at (205) 268-4941 or mark.drew@protective.com
•The Chief Human Resources Officer, Wendy Evesque, at (205) 268-5697 or wendy.evesque@protective.com
•The Human Resources Compliance Officer, Kristi Smith, at (205) 268-6145 or kristi.smith@protective.com

•The Code of Business Conduct telephone hotline at (205) 268-CODE (2633) or (800) 421-3564 (you may communicate to the telephone hotlines anonymously).
•The Code of Business Conduct report form (you may communicate using the form anonymously).

No employee will suffer any adverse action, retribution or career disadvantage for questioning a Company practice or for making a good faith report of a suspected violation of this Code or other irregularity. The Company will investigate possible violations. In doing so, we will respect the interests of all persons concerned, as well as the interests of the Company. If requested, the identity of employees reporting suspected violations will be kept confidential unless we are required to reveal it to conduct an adequate investigation, to enforce these guidelines or to comply with applicable law or judicial process.

Once an employee reports a suspected violation, an Investigative Team (“Team”) will investigate the situation. The reporting employee is expected to assist the Team by providing further information as necessary. However that reporting employee is not part of the Team, and should not take any further action to address the situation unless directed to by the Team.

Penalty for Violations
Those who violate the standards in this Code will be subject to disciplinary action up to and including termination of employment.

Waivers of the Code of Business Conduct
Any waiver of the Code for executive officers or directors may be made only by the Company’s Board of Directors or a committee of the Board and will be promptly disclosed as required by law or stock exchange regulation.

Conducting the Company’s Business

Business Relationships
In conducting the Company’s business, we deal with a variety of people and organizations, including other employees, customers, suppliers, competitors, community representatives, and the investment community.

•Our relationships are business relationships and should be based on the Company's long-term business interests. While we may develop friendships or other relationships with those with whom we deal, our dealings with others should reflect the Company's best interest.
•All of our business relationships should be based on honesty and fairness.
•We want long-term, mutually beneficial business relationships, and trustworthiness is essential to establish and keep them.
•We will be truthful. If there is a mistake or misunderstanding, we will correct it immediately.

As part of our business, we engage in and maintain relationships with third parties, including vendors and suppliers. It is important that the businesses with whom we work will conduct their activities ethically and in compliance with all applicable legal and regulatory requirements. Also, these relationships may create additional legal and regulatory responsibilities for the Company, so it is important for us to understand our own obligations before we enter into the relationship.

Dealing with Each Other
Basic to our relationship with each other is the recognition of the value and worth of each individual and the necessity to provide a working climate that is protective and supportive of the well-being of all employees.

•We are committed to providing opportunity to our employees; we will employ and promote those employees who are best qualified for the job. See the Equal Employment Opportunity Policy in the Employee Handbook.
•We will listen carefully and value the opinions and experience of employees and respect their diverse backgrounds, cultures, religions, experiences and beliefs.
•We will provide protection to all employees or applicants for employment against sexual or other harassment. The full text of the Company's Harassment Prevention Policy is included in the Employee Handbook.
•Applicants for employment and employees will be evaluated for employment and promotion on a non-discriminatory basis.

Dealing with Customers
Serving customers is the focal point of our business. Satisfying customers is the only way to ensure business success.

•We must work with customers to understand and anticipate their needs and to identify and remove obstacles customers may see in doing business with us.
•We must accurately represent our products and services in our marketing, advertising and sales efforts.
•We need to respond promptly and courteously to our customers and investigate and resolve customer complaints.
•We seek to provide high quality products and services. We should evaluate customer satisfaction and pursue opportunities to improve our quality.

Dealing with Producers and Agents
Our producers and agents are an essential link in providing quality products and services to our customers.

•We must select and retain agents that share our values and our commitments.
•We desire to form lasting relationships with our agents – relationships based not just on production, but also on compatible philosophies and attitudes.

•We will conduct appropriate oversight of our producers and agents.

Dealing with Suppliers
Prospective suppliers will have a chance to compete fairly for our business.

•We will select suppliers based on high quality product, service and value.
•We want relationships with suppliers who share our values and maintain a Code of Conduct that is similar to our own.

•We will conduct appropriate oversight of our suppliers.

Dealing with Regulators
Our business is highly regulated. Our regulators have a responsibility to the public; to the extent our regulators perform their jobs well, we, our customers, and our industry benefit.

•We will always respond to and cooperate with regulatory authorities. If a regulator contacts you and you are not the designated employee responsible for dealing with that regulator, you should courteously assist the regulator in reaching the appropriate employee.

•To avoid confusion, only certain employees are designated to represent the Company when communicating with regulators. If you are not a designated employee, you should refer any inquiry from a regulator to one of the employees in your division that is so designated. If you have questions about who is so designated, you should consult Compliance about the types of communication you engage in with regulators.
•Regulators are public officials. All of the rules regarding our interactions with public officials apply to regulators.

Dealing with Public Officials and Employees
Federal, state, local and foreign governments have varying and complicated restrictions on interacting with public officials and employees, fundraising activities, and giving gifts to public officials and employees. There are even more restrictive rules for certain people – broker-dealers, investment advisers and anyone who “lobbies.” Because of the complexity of these laws, and the fact that they frequently change, the following sections will inform you about several situations you may face:

Doing Business with Any Government
To protect the public interest, the federal and some state and local governments have enacted laws and regulations that must be met by private contractors. These laws and regulations often impose strict requirements on contractors that are significantly different and more extensive than those we encounter in our commercial contracts. In many instances, violation can result in criminal sanctions, meaning an employee can be individually liable. Because of these additional requirements and penalties, it is essential that there be strict compliance with applicable all laws and regulations when transacting business with the government. In conducting government business, it is essential that the terms of the contract with the government be strictly complied with. No deviations or substitutions be made without the written approval of the contracting officer or other authorized representative.

Additionally, there are laws and regulations governing ethics and campaign contributions for some individuals who conduct regular business with government entities—for example, broker-dealers and investment advisers. These people also must comply with any ethics rules which apply to these interactions.

Interacting with Public Officials and Employees
Federal, state, local and foreign governments have varying and complicated laws governing interactions with public officials, public employees, and their families, some of which prohibit or severely restrict the provision of gifts, such as meals, gratuities or entertainment to such individuals. While there are exceptions to some of these laws, they are generally narrowly construed. It is therefore the policy of the Company that no employee is allowed to provide any gift or thing of value to public officials, public employees, or their families unless an exception under the law clearly applies. Please refer to the Government Affairs Guidelines in the Employee Handbook for further guidance regarding Alabama and Federal law. If you are contemplating activity that might involve laws in other states or territories, please contact Government Affairs for specific guidance.

You should not directly or indirectly offer, make, or solicit inappropriate payments or contributions to try to influence any public official or other public employee to take action, fail to take action, or give an advantage over another person or business. If a gift is meant to corruptly influence or bribe a public official or employee, it is always prohibited and there is no exception. This includes domestic or foreign officials and employees, political parties, party officials, candidates, legislators, and regulators.

It is important to be aware that certain activity is defined by the federal and state governments as “lobbying.” If you are lobbying, or you are a lobbyist, there are many requirements and restrictions which apply to both you and the Company. Definitions vary among jurisdictions, but “lobbying” generally is the practice of promoting, opposing, or influencing legislation, regulation, or official action at any level of government. It is the policy of the Company that only certain people, working through Government Affairs, may engage in lobbying on behalf of the Company. If you are concerned that your activity might be lobbying, please contact Government Affairs.

These laws frequently change, so you should periodically obtain current guidance, such as legal or ethics opinions, even if you have received guidance on a previous occasion. In many instances, violators of these laws are subject to criminal penalties. If you anticipate interacting with a public official or employee, governmental body (including regulators), government-related entity (e.g. water authority, public hospital) or a lobbyist, it is your responsibility to learn the applicable law.

For more information, please review the Government Affairs Guidelines located on PRISM.

Political Contributions, Political Fundraising and Political Activity at Work
Certain employees and the directors of the Company may participate in the Protective Life Corporation State Political Action Committee and/or the Protective Life Corporation Federal Political Action Committee. Except in cases reviewed by Government Affairs, Company resources shall not be used to support political parties, political causes or candidates.

•Individual employees are welcome to support any political party, political committee, political cause, or candidate that they wish, but they must do so on their own time and may not use Company resources. Employees should take steps to ensure that there is no suggestion in their volunteer activities that the Company is supporting a particular candidate, political cause, or party (e.g. if appearing in a candidate’s brochure, do not wear Protective branded clothing).
• An employee, including an incumbent, seeking to gain or retain public office (which would cause the employee to become a public official or employee) should notify his/her manager as well as Government Affairs of his/her intention regarding public office and request approval prior to qualifying as a candidate or accepting an appointment. Note that this rule applies to appointed positions, as well as elected positions. Please refer to the Government Affairs Policy in the Employee Handbook for more information about this process.
•No employee may seek election for, or accept appointment to, any regulatory board, commission, or other body (including, but not limited to, the Alabama Department of Insurance) that directly regulates the Company.
•Employees are not permitted to run for or hold certain public positions while continuing their employment with the Company due to, among other things, the time commitment involved, restrictions on campaign support, potential negative impacts to the Company, and the difficulty of managing conflicts of interest. These positions include, but are not limited to: (1) the U.S. Senate or House of Representatives; (2) statewide elected office (e.g., Governor, State Treasurer); and (3) state legislator.
•If a planned contribution, whether traditional or in-kind, could in any way be looked upon as involving Company funds, property or services, Government Affairs should be consulted.
•If you work in an area (e.g. broker-dealers and investment advisers) that has restrictions on political contributions, make sure you understand your department rules for contributions, and call Compliance or Government Affairs if you have any questions.

For more information, please review the Government Affairs Guidelines located on PRISM.

Dealing with Auditors
Our business is heavily dependent on the accuracy of our financial and accounting information. The public relies on the role of our independent public accountants in auditing this information. You may not take any action to influence, coerce or manipulate the Company’s or its subsidiaries’ independent public accountants for the purpose of rendering the financial statements of the Company misleading.

Engaging in Business Outside the United States
The business activities of the Company and its subsidiaries are focused on consumers in the United States, and our dealings with foreign persons and entities are currently very limited, Nevertheless, as members of the Dai-ichi Life Group, the Company and its subsidiaries are part of a global business organization, and we are committed to compliance with both domestic and foreign laws and regulations designed to prevent, deter, and detect bribery and corruption. Before you engage in any business activities on behalf of the Company that involve persons or entities outside the U.S., you should seek guidance from the Company’s Legal Department.

Dealing with News Media, Investors or the Public
Contact with news media and the investment community, and any public discussion of Company business and products, should only be made through one of the Company's authorized spokespersons.

If you are questioned by news reporters or investment analysts you should refer them to the appropriate Company Media Contact Person. For details about the appropriate person to contact regarding media or other Company-related communications, see the Company’s Policy on Communications with News Media in the Employee Handbook. Failure to observe this policy can cause tremendous harm to the Company and spread misinformation. We must exercise particular care when considering release of information of a sensitive or material nature, the disclosure of which could influence the judgment of investors to buy, sell or hold Company securities.

Dealing with Adverse Parties
We are committed to conducting our business with honesty and integrity. That commitment also extends to situations in which we find ourselves in an adversarial relationship with another party, such as a lawsuit or other dispute. It is important that communications in these situations be handled by the appropriate people who are authorized to communicate on behalf of the Company. For example, if an attorney who does not represent the Company contacts you about something other than an ordinary, non-adversarial matter, you should immediately – before communicating with that attorney – contact the Company’s Legal Department for instructions.

Avoiding Conflicts of Interest

Your Private Interests
You are expected to avoid situations where your private interests or the private interests of your loved ones conflict with the Company’s interests.

•You must disclose any potential conflict of interest to your manager so it can be resolved. "Potential conflicts of interest" include business or personal relationships with customers, suppliers, agents, employees or competitors or any other person or entity with whom the Company does business.
◦“Suppliers” include any person or entity which furnishes goods or services to the Company. For example, "suppliers" would include reinsurers, printers, bankers, law firms, marketers, lobbying firms and entities from or through which the Company purchases advertising.
•You should not have any business or financial relationship with customers, suppliers or competitors that could influence or appear to influence you in carrying out your responsibilities. This would include the ownership of stock in these companies. However, ownership of a nominal amount of stock in a publicly-owned company would not be considered a conflict unless the amount was large enough to influence you.

•You may not market products or services that compete with ours. Nor may you work for a competitor, customer or supplier as an employee, consultant or member of its board of directors without written approval of the Chief Executive Officer or the Board of Directors.
•The Company recognizes that there are employees with particular professional expertise who may wish to engage in consulting and/or expert witnessing services for legal matters in their free time. Employees seeking to do this work may do so only after contacting the Chief Compliance Officer and receiving express permission to participate in the work.
•Similarly, the Company recognizes that some employees maintain a law license and that they may wish to engage in private practice, consulting, and/or expert witnessing in their free time. The actual conflicts of interest and the appearance of conflicts of interest that may result from this outside work are a special concern to the Company. Accordingly, the Company prohibits employees from doing outside legal work for compensation. Employees seeking to do pro bono legal work may do so only after contacting the Chief Compliance Officer and receiving express permission to participate in the work.
If you are not sure if your situation or relationship with another organization might conflict with your job performance or the Company's interests, you should discuss it with your manager. Most potential conflict situations are readily resolved and it is always best for you to raise your concern before engaging in the activity.

Gifts and Entertainment

Business gifts and entertainment are a common part of doing business, often helping to foster goodwill and create lasting professional relationships. However, it is important that gifts and/or entertainment do not appear as, or give the impression of, an attempt to receive or give favorable treatment or unduly influence someone. Inappropriate gifts and entertainment (given or received) are inherently compromising and do not belong in our business relationships.

Definition of Gifts and Entertainment:

Gifts include cash, gift certificates and other cash equivalents, tangible objects; food; lodging; loans; contributions to charity; prizes from drawings; and discounted or free products/services.

Travel, sporting/entertainment tickets or funded leisure activities are also Gifts when the recipient is not accompanied by the giver or third party.

Entertainment includes meals, travel, tickets to sporting/entertainment events, leisure activities and other recreational activities when accompanied by the giver or third party.

Customary, business-related Gifts and Entertainment are acceptable if they are:

(1)unsolicited,
(2)reasonable and customary in cost and in relation to your position with the company,
(3)appropriate as to time and place,
(4)not vulgar or offensive,
(5)not in violation of any law or generally accepted ethical and industry standards including the standards of the recipient's organization, and
(6)able to withstand public ethical review and regulatory scrutiny.

If you receive an unacceptable gift or offer of entertainment, courteously decline, return the gift, and inform the person making the offer of our Policy. If the gift is perishable and/or impractical to return, it should be shared with the department or donated to a charitable organization with a letter of explanation to the provider.

Subject to the above conditions, you may receive or give customary, business-related small Gifts (under $100 in fair market value) and Entertainment (under $250) without review and/or approval.

Reporting and Pre-Approval

All Gifts valued in excess of $100 and all Entertainment in excess of $250 (except meals) must be preapproved. These should all be reported in advance to your supervising Planning and Accountability (“P&A”) leader in writing for review and approval. P&A committee members shall seek the aforementioned preapproval(s) from their direct leader. All reviews (whether approvals or disapprovals) shall be logged accordingly. Note: It is recognized that preapproval may not always be possible for non-prescheduled events. In those cases, you should report the entertainment promptly following the event.

Exceptions to Reporting and Pre-Approval

The following does not need to be reported, pre-approved or logged:

(1)Company sponsored entertainment provided for agents, employees, and their guests unless it is otherwise required for regulatory tracking purposes,
(2)Reasonably priced holiday gift baskets or similar holiday food items that are given to a large group of agents and/or producers, unless it is otherwise required for regulatory tracking purposes,
(3)Entertainment, including meals, paid for by the host(s) or sponsor(s) of industry meetings that you attend,
(4)Gifts and/or entertainment provided by fellow employees using their personal funds, or
(5)Registration fees for a conference where you are presenting.

Click here to access the Gift and Entertainment pre-approval form.

Government Officials
When dealing with regulators, public officials, public employees, or their families there are additional legal restrictions on the value of Gifts and Entertainment. Please refer to “Dealing with Regulators” or “Dealing with Public Officials and Employees” section(s) of the Code of Conduct for those additional limitations.

Additional Limitations

Please be aware that some employees may be subject to additional limitations and/or recordkeeping requirements due to specific laws and regulations – for example, laws and regulations governing the activities of broker-dealers and investment advisors. You should consult your manager for information on any rules specific to your area of the Company.

Corporate Opportunity
You are prohibited from taking for yourself personally opportunities that are discovered through the use of Company property, information or position without the consent of the Chief Executive Officer or the Board of Directors. You may not use Company property, information or position for improper personal gain, and you may not compete with the Company directly or indirectly. You owe a duty to the Company to advance its legitimate interests when the opportunity to do so arises. Your work product belongs solely to the Company.

Disparagement

No one should ever make false, misleading or disparaging remarks in the course of their employment with the Company about other individuals or organizations or their products and services.

•Do not disparage our competitors or their products or employees. We should sell our products and services on their merits.
•If you make comparisons between our products and those of a competitor, they should be relevant, accurate, factual and up-to-date.

Industrial Espionage

You may not engage in industrial espionage or acquire information about other companies through improper means. You have a responsibility not to steal or misuse the intellectual property of any supplier, customer, business partner or competitor.

We regularly acquire information about other companies in conducting our business. This is acceptable when this information is properly acquired. Proper sources would include information that is published or in the public domain or that is lawfully received from the owner or an authorized third party.

Examples of improper means of acquiring information are:

•Receiving from a third party information that was illegally or improperly acquired by the third party.
•Receiving confidential information of a company from present or former employees who are unauthorized to disclose it.

If you are offered proprietary information under suspicious circumstances, you should immediately consult our Legal Department. If you come into possession of information from another company that is marked confidential, or that you believe is confidential, you should consult our Legal Department if you have any questions regarding the proper authorization of your possession.

Prevention of Fraud

Every employee has an obligation to act to detect, deter and prevent fraud. If you discover facts that may indicate fraudulent activity, you must report the discovery to your manager, who must then report it to the Company’s Special Investigative Unit (“SIU”). For example, if you discover documents submitted as part of an application that look to have been altered, you should report it immediately. For more information, see the Anti-Fraud Policy in the Employee Handbook on PRISM.

Appropriate Use and Safeguarding of Company Property

Each of us is responsible for protecting Company property. The Company’s property includes your work product, the Company’s trade secrets, technology and proprietary information as well as physical property. The property and services of the Company – including third-party services and technologies that you may access due to your job role – are to be used solely for the benefit of the Company and should be used only as authorized by the Company. Managers are responsible for establishing and maintaining effective controls to protect the Company from loss or unauthorized or unlawful use of its property or services. Each of us is responsible for assisting in preventing waste and theft and assuring the integrity of the controls.

Confidential Information

The Company regularly develops confidential or proprietary information that is very valuable to the Company. This type of information includes, but is not limited to, all information that is not generally known to the public and relates to the Company’s:

•business plans, strategies, and pricing;
•administration and product development;
•technologies;
•customers (including prospective customers);
•agents (including prospective agents);
•distributors (including prospective distributors);
and any other information that gives the Company a competitive advantage.

The Company also regularly receives non-public, confidential information from those with whom we do business. Examples of these types of information are the information we receive from our customers, agents, administrators, suppliers and business partners.

Any of this information should be treated as the Company’s property, which we have a duty to protect. We may also be subject to laws and regulations that require us to safeguard this information, such as the laws and regulations that require us to protect customer information. Additionally, we may have agreements that spell out our obligations for using and protecting the information, such as our customers’ authorizations for medical information or confidentiality agreements we have with our agents, suppliers, or other third parties.

In connection with your activities on behalf of the Company, you may have access to and become knowledgeable about information that is confidential, private or proprietary. Through the course of your employment with the Company, you may also develop or create information that should be considered the Company’s confidential, private or propriety information. You must protect the confidentiality and privacy of that information.

•You may only use or disclose confidential, private or proprietary information for appropriate Company purposes; you may not use or disclose it for personal benefit or for the benefit of competing interests.
•To preserve confidentiality, you should only disclose confidential information to Company employees who have a “need to know” that information for business purposes. If you share confidential information with an employee, you should tell the employee that the information is confidential. If you need to share information outside the Company, you should exercise additional caution. Generally, confidential information should not be disclosed to a third party unless the disclosure is covered by an express written agreement between the Company and the third party.
•You must limit your use of confidential, private or proprietary information to what is authorized by any agreement relating to the information or, if there is no express agreement, to what is impliedly authorized.

Your responsibility to keep information confidential continues after you leave employment with the Company.

For further information on the appropriate handling of confidential information, please consult the Company Information, Company Work Product, and Company Property Policy.

None of the above statements about keeping information confidential are intended to preclude or dissuade employees from engaging in legally protected activities, such as discussing the terms and conditions of employment or reporting any suspected violations of this Code.

Use of Software

One form of intellectual property we acquire is computer software. In addition to being copyrighted, computer software programs are usually subject to license agreements. These agreements often limit how many Company employees may use the software and the purposes for which it may be used. For example, a license may prohibit copying of the programs and restrict its use to a specified computer.

•You should understand the limitations on the use and copying of any software. If you have questions, you should contact the Chief Information Security Officer, Allen Thompson, at (205) 268-5293 or allen.thompson@protective.com.
•You should not copy software, use it on a different computer or give it to a third party unless you have confirmed that the license agreement permits such copying or use.
•Any authorized copies shall contain the proper copyright and other required notices of the vendor.
•Downloading software using the Company’s electronic communications systems is discouraged. If you need to install a specific application on your workstation or another Company system, please submit a request through the IT Self-Service Portal.

Use of Company Systems and Devices (use is not private)

The Company’s systems and devices such as telephones, voice mail, email, smartphones, Intranet and Internet access (both wired and wireless), and desktop and laptop computers are intended to be used for the Company’s business. The Company recognizes that it is sometimes acceptable for employees to use these systems or devices for lawful personal purposes. You should, however, keep such use to a minimum and remember that such use is not private.

We will respect the privacy of each of our employees. Our work on behalf of the Company, however, is not private; it belongs to the Company. The Company reserves the right to access communications within its systems or on its devices. The Company may monitor, intercept or record communications such as telephone calls, electronic communications including email, instant messages, text messages and Intranet or Internet access as it deems necessary or appropriate to ensure customer satisfaction, to improve quality, to guard against inappropriate uses and, in rare cases, to guard against unlawful uses.

An employee should not attempt to access another employee’s communications without the other employee’s permission or other appropriate authorization. Generally, an employee should not share login credentials and passwords for any Company system with another employee. For further guidance on appropriate use of login credentials and passwords, contact Information Security.
Under some circumstances, there may be a business need for a manager to access the communications of an employee. The Legal Department should be consulted for guidance on the appropriate authorization for accessing employee communications. If communications are monitored, steps should be taken to discontinue monitoring if the communications are determined to be personal, lawful and appropriate under this Code.

Accurate Records, Reporting and Disclosure

Company records must reflect an accurate and verifiable record of all transactions and disposition of assets. We have internal accounting controls, including controls to limit transactions to those which are properly authorized and to promote both accountability for assets and reporting accuracy.

It is our responsibility to ensure that documents filed with or submitted to the Securities and Exchange Commission and other regulators or other public communications by the Company and its subsidiaries contain full, fair, accurate, timely and understandable disclosure.

•Information that you record and rely upon, for your own use or for others, whether inside or outside the Company, must be accurate, timely and complete. It should honestly reflect the transaction or material.
•Like all Company employees, financial officers and employees must understand and apply the rules and regulations applicable to their job duties. In case of financial employees, this includes all laws, rules, regulations and accounting principles involved in accounting for transactions of the Company.

All Company records are to be maintained according to a retention schedule as required by our Corporate Records Management Policy, which is available in the Employee Handbook on PRISM.

Accounting and Auditing Matters

The integrity of our financial reports is essential, and we intend to comply with all financial reporting and accounting regulations applicable to the Company. If you have concerns or complaints regarding questionable accounting or auditing matters of the Company, you must submit those concerns or complaints to the Chief Legal Officer. The term “questionable accounting or auditing matters” includes:

•fraud or deliberate error in the preparation, evaluation, review or audit of Company financial statements;
•fraud or deliberate error in the recording and maintenance of the Company’s financial records;
•deficiencies in or noncompliance with the Company’s internal accounting controls;
•misrepresentation or false statement to or by a senior officer or accountant regarding a matter contained in the Company’s financial records, financial reports or audit reports; or
•deviation from full and fair reporting of the Company’s financial condition.

If a report of suspected violation of the Code relates to accounting, internal accounting controls or auditing matters, the report will be transmitted to the Chairman of the Audit Committee by the Chief Legal Officer. You may elect to remain anonymous by making your concerns known via the Code of Business Conduct Hotline (205-268-2633 or 800-421-3564) or electronically using the Code of Business Conduct report form. If you choose to make an anonymous submission, you are encouraged to give as much detail as possible so that we will have the information necessary to carry out an investigation. We will treat any non-anonymous complaint received confidentially in accordance with our policies for reporting other violations under the Code. In the event that, as a manager, you receive a report of a concern regarding questionable accounting or auditing matters, it is your responsibility to submit that concern to the Chief Legal Officer.

Third-Party Workers

Consultants, agents, and other third-party workers retained by the Company are expected to adhere to this Code and other Company policies in the course of their work on behalf of the Company.

•In retaining a consultant, you should ensure that no conflict of interest exists, that the consultant is genuinely qualified in the business for which retained, that the compensation is reasonable for the services being performed, and that there is a written agreement outlining the statement of work and requiring the consultant to comply with all applicable laws and appropriate Company policies.

•Consultants, agents, and other third-party workers may not be retained to do anything illegal or improper. You may not do anything indirectly that you may not do directly, and you may not do through a third party what you may not do yourself.

Complying with Laws

In General
The Company intends to conduct its business in a way that not only conforms to the letter of the law, but also promotes the spirit of fairness and honesty behind the laws.

•Every employee has the responsibility to become familiar with and comply with the laws and regulations that govern his or her area of responsibility. Ignorance of applicable laws is not acceptable.
•If you have questions about legal or regulatory requirements, or their application to our business, you should consult Compliance, who will obtain appropriate advice from the Legal Department as necessary. Decisions regarding the application of the various laws should not be made without guidance.
•You may not take any action that you know or that our Legal Department has advised would violate any law or regulation.

Antitrust Laws
The antitrust laws are intended to preserve competition by prohibiting actions that could unreasonably restrain the functioning of a free and competitive marketplace.

•Any agreement that could limit competition in a specific market may be a violation of these laws and must be reviewed by the Legal Department.
•Because verbal exchanges can be viewed as an agreement, you need to exercise caution whenever you meet with competitors.
•Keep your discussions to the business purpose of the meeting.
•Avoid discussions with competitors related to market share, projected sales for any specific product or service, revenues and expenses, production schedules, inventories, unannounced products and services, pricing strategies, marketing and, of course, any confidential, private or proprietary Company information.
•You should not discuss with a competitor whether the Company or the competitor intends to enter or withdraw from a specific market.

These guidelines also apply to informal contacts you may have with competitors, including those at trade shows or meetings of professional organizations.

Each of the following may be a violation of the antitrust laws. In many instances, violators are subject to criminal penalties. Before engaging in any discussions with a competitor concerning the following, you must review the matter with the Legal Department:

•Prices or rates
•Allocation of markets or customers
•Limitations on production or quality
•Boycott of suppliers
•Intentions or motivations concerning entering or withdrawing from a market.

The Company has an Antitrust Compliance Manual, located on PRISM that provides more comprehensive information and guidance about the antitrust laws than this Code. You should make sure that you understand and comply with the Antitrust Compliance Manual.

Securities Laws: Transactions in Company Securities, Dai-ichi Securities, and Other Companies’ Securities
Federal Law prohibits buying or selling securities based on "inside information," which is information not publicly available that could affect the price of the securities. Penalties for violations of these laws can be severe, and could include significant fines and imprisonment. As the Company is now a wholly-owned subsidiary of Dai-ichi Life Holdings, Inc., common stock in the Company is no longer publicly traded. However, certain Company securities, including debt securities, continue to be publicly traded.

•If you have material inside information about the Company, Dai-ichi, or any other company, you may not buy or sell, or advise others to buy or sell, those securities. Note that this would include "giving tips" to friends or family.
•Inside information that might be material includes earnings estimates, significant business developments, expansion or curtailment of operations, sale or purchase of substantial assets or any other activity of significance.
•You have an obligation to protect any confidential or material non-public information you obtain from the Company or its subsidiaries, or from Dai-ichi or its subsidiaries.

For further guidance on trading in securities and inside information, please consult the Company’s policy on Trading in the Securities of Protective, Dai-ichi, and Other Companies, located on PRISM.

Prohibitions on Employment in the Insurance Industry
It is a federal crime for a person who has ever been convicted of a felony involving dishonesty or breach of trust to work in the business of insurance unless that person obtains the consent of the appropriate state department of insurance, and it is a federal crime for a person who works in the business of insurance to willfully permit a person who has been convicted of a felony involving dishonesty or breach of trust to work in the business of insurance. If you have ever been convicted of a felony and have not obtained the required consent, or if you know that a fellow employee, consultant or agent has been convicted of a felony, you must immediately report the situation to the Legal Department.

Charitable Contributions

All of the Company’s charitable contributions, including in-kind contributions, must be managed through the Protective Life Foundation. You may not use Company monies to make charitable contributions. In addition, any purchase of goods or services from a charitable organization for a marketing purpose must be coordinated through the Protective Life Foundation's Executive Director. All other purchases of goods or services from a charitable organization must be done on an arm’s-length basis. For example, purchases of tickets to the symphony or advertising through a charitable organization must be coordinated through the Protective Life Foundation's Executive Director, but purchases of a flu vaccine through a non-profit hospital, if done on an arm’s-length basis for fair value, may be done through the Company. All requests for charitable contributions are to be submitted to the Executive Director of the Protective Life Foundation.

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By faithfully adhering to the Code, we assure those who share an interest in the Company – notably our customers, shareowners and employees – that Protective is committed to the vision and values that serve as our foundation. This will help to ensure the Company’s continued success, growth and viability. Since its inception, Protective has consistently required those who act on its behalf to do so with integrity. Our commitment to this fundamental principle remains central in all that we do.

You have a responsibility to report any suspected violations of this Code. A suspected violation could be a situation that you observe or a situation that is brought to your attention by someone else.

Suspected violations must be reported promptly to at least one of the following:

•The Chief Compliance Officer, Scott Creutzmann, at (205) 268-8797 or scott.creutzmann@protective.com
•The Chief Legal Officer, Mark Drew, at (205) 268-4941 or mark.drew@protective.com
•The Chief Human Resources Officer, Wendy Evesque, at (205) 268-5697 or wendy.evesque@protective.com
•The Human Resources Compliance Officer, Kristi Smith, at (205) 268-6145 or kristi.smith@protective.com
•The Code of Business Conduct telephone hotline at (205) 268-CODE (2633) or (800) 421-3564 (you may communicate to the telephone hotlines anonymously).
•The Code of Business Conduct report form (you may communicate using the form anonymously).